Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Solid Q2 2019 Results

•	Second Quarter 2019 Results and Highlights

•	Revenue of $2.0 billion, up 10% y/y

•	Earnings per share (EPS) of $1.61, up 23% y/y; Adjusted EPS* of $1.71, up 5% y/y

•	Cash from operations of $230 million, unchanged y/y; Adjusted free cash flow* of $193 million, up 13% y/y

•	Continuing to work closely with Boeing and supply base to manage 737 MAX grounding disruption

•	European Commission approval of Asco acquisition closing delayed due to cyberattack; expected to close in Q4

Wichita, Kan., July 31, 2019 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2019 financial results.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2019	2018	Change	2019	2018	Change
Revenues	$2,016	$1,837	10%	$3,984	$3,573	12%
Operating Income	$226	$218	4%	$459	$377	22%
Operating Income as a % of Revenues	11.2%	11.8%	(60) BPS	11.5%	10.6%	90 BPS
Net Income	$168	$145	16%	$331	$271	22%
Net Income as a % of Revenues	8.3%	7.9%	40 BPS	8.3%	7.6%	70 BPS
Earnings Per Share (Fully Diluted)	$1.61	$1.31	23%	$3.16	$2.40	32%
Adjusted Earnings Per Share (Fully Diluted)*	$1.71	$1.63	5%	$3.39	$2.72	25%
Fully Diluted Weighted Avg Share Count	104.5	111.0		104.8	112.6
737 MAX Program Update
As a result of the 737 MAX grounding and subsequent Memorandum of Agreement with Boeing in April 2019, Spirit implemented cost-reduction plans to mitigate the impact of the lower 737 production schedule. These actions include reduced levels of overtime and contractors, a voluntary retirement plan, shortened work weeks for certain employees, a hiring freeze, deferred capital spend, and working capital improvements.
“While we implemented these cost-reduction actions in the second quarter and are tracking to plan, the financial benefits will be realized beginning in the second half of the year. These financial

* Non-GAAP financial measure, see Appendix for reconciliation benefits will carry into the future as our resources become better aligned with our production rate and future schedule,” said Spirit’s President and Chief Executive Officer Tom Gentile.
“The second quarter was a transition quarter because we had prepared for 57 aircrafts per month and the factory was loaded for that level of production when we made the change to remain at rate 52. Making such a quick adjustment to the production schedule creates significant disruption in a complex production system like the 737,” Gentile said. “Having costs for rate 57 but producing at a lower rate had a short-term negative impact on margins. As we restructure our costs to align with the current outlook and benefit from a longer period of rate stability, we expect to see improved quality and production efficiency, as well as margin improvement, back toward our target of 16.5 percent.
We will continue to take full advantage of this pause in rate increases to focus on improving quality, factory efficiency, and supply chain health.”
Asco Acquisition Update
In June 2019, Asco experienced a cyberattack leading to the shutdown of its facilities in Belgium, Germany, the U.S., and Canada. Asco is working to restore its operations and systems back to full capacity. The attack caused delays in Asco’s ability to continue the process of data segregation required by the European Commission to close the transaction. As a result, the purchase agreement was amended on July 14, 2019. The long-stop date for the transaction is now October 29, 2019. The amendment also requires the sellers to keep Spirit informed on developments relating to the cyberattack and indemnify Spirit for up to $150 million in damages resulting from the cyberattack. Spirit remains confident about the strategic fit of Asco.
Revenue
    Spirit’s second quarter 2019 revenue was $2.0 billion, up from the same period of 2018. This increase was primarily driven by higher production volumes on the Boeing 777 and 787 programs, favorable model mix on the Boeing 737 program and higher revenue recognized on the Boeing 787 program. (Table 1)
Spirit’s backlog at the end of the second quarter of 2019 was approximately $46 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the second quarter of 2019 was $226 million, up compared to $218 million in the same period of 2018. This increase was primarily due to favorable model mix on the

* Non-GAAP financial measure, see Appendix for reconciliation

Boeing 737 program, partially offset by the absence of favorable changes in estimates recognized during the same period in the prior year. The current quarter also included a favorable litigation settlement of approximately $14 million reported in Other income. The second quarter EPS was $1.61, up compared to $1.31 in the same period of 2018. Second quarter 2019 adjusted EPS* was $1.71, excluding the impact of the planned Asco acquisition and expenses related to the voluntary retirement program (VRP) offered during the second quarter of 2019 in response to the 737 MAX grounding, compared to $1.63 in the same period of 2018, adjusted to exclude the impact of the planned Asco acquisition and debt financing costs. (Table 1)
Cash
Cash from operations in the second quarter of 2019 was $230 million, compared to $231 million in the same quarter last year. Adjusted free cash flow* in the second quarter of 2019 was $193 million, up compared to $171 million in the same period of 2018. Cash balance at the end of the quarter was $1.3 billion, which includes the funds necessary to complete the acquisition of Asco. (Table 2)
As discussed during the first quarter 2019 earnings review, share repurchases are paused pending further clarity surrounding the timing of the 737 MAX returning to service.

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter			Six Months
($ in millions)	2019	2018	Change	2019	2018	Change
Cash from Operations	$230	$231	—	$472	$397	19%
Purchases of Property, Plant & Equipment	($37)	($61)	(39%)	($78)	($109)	(29%)
Free Cash Flow*	$192	$169	14%	$394	$288	37%
Adjusted Free Cash Flow*	$193	$171	13%	$403	$290	39%

Liquidity				June 27, 2019	December 31, 2018
Cash				$1,301	$774
Total Debt				$2,147	$1,895

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the second quarter of 2019 increased by seven percent from the same period last year to $1.1 billion. This increase was primarily due to higher production volumes on the Boeing 787 and Airbus A350 programs in addition to higher revenue recognized on the Boeing 787 program. Operating margin for the second quarter of 2019 decreased to 12.4 percent, compared to 15.8 percent during the same period of 2018, primarily due to higher

* Non-GAAP financial measure, see Appendix for reconciliation costs related to the Boeing 737 program, largely resulting from the impacts of the Boeing 737 MAX grounding, in addition to the absence of favorable changes in estimates recognized during the same period of the prior year. In the second quarter of 2019, the segment recorded pretax $(8.3) million of unfavorable cumulative catch-up adjustments and $1.3 million of favorable changes in estimates on forward loss programs. In the second quarter of 2018, the segment recorded pretax $5.7 million of favorable cumulative catch-up adjustments and $10.1 million of favorable changes in estimates on forward loss programs.
Propulsion Systems
Propulsion Systems segment revenue in the second quarter of 2019 increased 23 percent from the same period last year to $519 million, primarily driven by favorable model mix on the Boeing 737 program, higher production volume on the Boeing 777 program and higher revenue recognized on the Boeing 787 program. Operating margin for the second quarter of 2019 increased to 18.8 percent, compared to 17.7 percent during the same period of 2018, primarily due to favorable model mix on the Boeing 737 program. In the second quarter of 2019, the segment recorded pretax $(6.6) million of unfavorable cumulative catch-up adjustments and $0.4 million of favorable changes in estimates on forward loss programs. In the second quarter of 2018, the segment recorded pretax $3.4 million of favorable cumulative catch-up adjustments and $4.3 million of favorable changes in estimates on forward loss programs.
Wing Systems
Wing Systems segment revenue in the second quarter of 2019 increased four percent from the same period last year to $399 million, primarily due to higher production volume on the Boeing 777 and 787 programs. Operating margin for the second quarter of 2019 decreased slightly to 14.4 percent, compared to 14.8 percent during the same period of 2018, primarily driven by performance on the Airbus A320 program. In the second quarter of 2019, the segment recorded pretax $1.7 million of favorable cumulative catch-up adjustments and $0.6 million of favorable changes in estimates on forward loss programs. In the second quarter of 2018, the segment recorded pretax $(1.6) million of unfavorable cumulative catch-up adjustments and $3.0 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2019	2018	Change	2019	2018	Change
Segment Revenues
Fuselage Systems	$1,096.8	$1,029.7	6.5%	$2,166.4	$1,992.4	8.7%
Propulsion Systems	518.9	422.7	22.8%	1,004.6	817.2	22.9%
Wing Systems	398.5	383.0	4.0%	806.4	760.0	6.1%
All Other	1.9	1.5	26.7%	6.5	3.4	91.2%
Total Segment Revenues	$2,016.1	$1,836.9	9.8%	$3,983.9	$3,573.0	11.5%
Segment Earnings from Operations
Fuselage Systems	$135.8	$163.2	(16.8%)	$274.7	$282.9	(2.9%)
Propulsion Systems	97.7	74.8	30.6%	193.2	127.7	51.3%
Wing Systems	57.4	56.7	1.2%	123.2	107.5	14.6%
All Other	—	—	**	1.2	(1.0)	**
Total Segment Operating Earnings	$290.9	$294.7	(1.3%)	$592.3	$517.1	14.5%
Unallocated Expense
SG&A	($56.4)	($61.0)	7.5%	($120.0)	($117.2)	(2.4%)
Research & Development	(10.5)	(11.1)	5.4%	(23.4)	(20.5)	(14.1%)
Cost of Sales	2.0	(5.0)	**	10.1	(2.3)	**
Total Earnings from Operations	$226.0	$217.6	3.9%	$459.0	$377.1	21.7%
Segment Operating Earnings as % of Revenues
Fuselage Systems	12.4%	15.8%	(340) BPS	12.7%	14.2%	(150) BPS
Propulsion Systems	18.8%	17.7%	110 BPS	19.2%	15.6%	360 BPS
Wing Systems	14.4%	14.8%	(40) BPS	15.3%	14.1%	120 BPS
All Other	**	**	**	**	**	**
Total Segment Operating Earnings as % of Revenues	14.4%	16.0%	(160) BPS	14.9%	14.5%	40 BPS
Total Operating Earnings as % of Revenues	11.2%	11.8%	(60) BPS	11.5%	10.6%	90 BPS
 ** Represents an amount equal to or in excess of 100% or not meaningful.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production, including our ability to meet contractually required production rate increases; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program and other programs; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft and expanding model mixes; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals, including our ability to obtain in a timely fashion any required regulatory or other third party approvals for the consummation of our announced acquisition of Asco, and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements, including our ability to timely deliver quality products, under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of non-payment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, acts of terrorism, or government action such as mandatory aircraft fleet grounding; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt; 18) competition from or in-sourcing by commercial aerospace original equipment manufacturers and competition from other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly skilled employees and our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) our exposure to potential product liability and warranty claims; 31) our ability to effectively assess, manage and integrate acquisitions that we pursue, including our ability to successfully integrate the Asco business and generate synergies and other cost savings; 32) the consummation of our announced acquisition of Asco while avoiding any unexpected costs, charges, expenses, and adverse changes to business relationships and other business disruptions for ourselves and Asco as a result of the acquisition; 33) our ability to continue selling certain receivables through our supplier financing programs; 34) the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; 35) prolonged periods of inflation where we do not have adequate inflation protection in our customer contracts, among other things; and 36) the timing and conditions surrounding the return to service of the 737 MAX fleet and related impacts on our production rate. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2019	2018	2019	2018
B737	147	169	299	297
B747	2	2	3	3
B767	8	7	16	15
B777	16	12	29	21
B787	42	38	84	75
Total Boeing	215	228	431	411

A220(1)	10	—	18	—
A320 Family	172	161	350	323
A330	9	17	18	33
A350	30	24	58	52
A380	—	1	1	3
Total Airbus	221	203	445	411

Business/Regional Jet(1)	13	22	26	42

Total	449	453	902	864

(1) Airbus acquired majority ownership in the C-Series program (subsequently renamed to the A220 program) in July 2018; all C-Series deliveries prior to Q3 2018 are included in Business/Regional Jet and all subsequent A220 deliveries are included in A220.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2019	June 28, 2018	June 27, 2019	June 28, 2018
	($ in millions, except per share data)
Revenue	$2,016.1	$1,836.9	$3,983.9	$3,573.0
Operating costs and expenses:
Cost of sales	1,723.2	1,547.2	3,381.5	3,058.2
Selling, general and administrative	56.4	61.0	120.0	117.2
Research and development	10.5	11.1	23.4	20.5
Total operating costs and expenses	1,790.1	1,619.3	3,524.9	3,195.9
Operating income	226.0	217.6	459.0	377.1
Interest expense and financing fee amortization	(23.7)	(24.8)	(42.5)	(36.1)
Other income (expense), net	8.6	(12.3)	(2.4)	(8.2)
Income before income taxes and equity in net income of affiliate	210.9	180.5	414.1	332.8
Income tax provision	(42.9)	(35.3)	(83.0)	(62.8)
Income before equity in net income of affiliate	168.0	145.2	331.1	270.0
Equity in net income of affiliate	—	—	—	0.6
Net income	$168.0	$145.2	$331.1	$270.6

Earnings per share
Basic	$1.62	$1.32	$3.19	$2.43
Shares	103.5	110.0	103.7	111.4

Diluted	$1.61	$1.31	$3.16	$2.40
Shares	104.5	111.0	104.8	112.6

Dividends declared per common share	$0.12	$0.12	$0.24	$0.22

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 27, 2019	December 31, 2018
	($ in millions)
Assets
Cash and cash equivalents	$1,301.4	$773.6
Restricted cash	0.3	0.3
Accounts receivable, net	595.5	545.1
Contract assets, short-term	613.9	469.4
Inventory, net	970.7	1,012.6
Other current assets	62.1	48.3
Total current assets	3,543.9	2,849.3
Property, plant and equipment, net	2,161.8	2,167.6
Right of use assets	50.4	—
Contract assets, long-term	10.7	54.1
Pension assets	324.8	326.7
Other assets	253.5	288.2
Total assets	$6,345.1	$5,685.9
Liabilities
Accounts payable	$1,116.4	$902.6
Accrued expenses	316.1	313.1
Profit sharing	37.9	68.3
Current portion of long-term debt	33.3	31.4
Operating lease liabilities, short-term	5.6	—
Advance payments, short-term	19.8	2.2
Contract liabilities, short-term	160.7	157.9
Forward loss provision, short-term	21.9	12.4
Deferred revenue and other deferred credits, short-term	20.0	20.0
Deferred grant income liability - current	7.7	16.0
Other current liabilities	70.7	58.2
Total current liabilities	1,810.1	1,582.1
Long-term debt	2,113.3	1,864.0
Operating lease liabilities, long-term	44.8	—
Advance payments, long-term	212.1	231.9
Pension/OPEB obligation	33.2	34.6
Contract liabilities, long-term	361.4	369.8
Forward loss provision, long-term	135.8	170.6
Deferred revenue and other deferred credits	39.0	31.2
Deferred grant income liability - non-current	28.9	28.0
Other liabilities	97.8	135.6
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 104,855,210 and 105,461,817 shares issued and outstanding, respectively	1.0	1.1
Additional paid-in capital	1,105.5	1,100.9
Accumulated other comprehensive loss	(209.6)	(196.6)
Retained earnings	3,027.3	2,713.2
Treasury stock, at cost (41,515,847 and 40,719,438 shares, respectively)	(2,456.0)	(2,381.0)
Total stockholders’ equity	1,468.2	1,237.6
Noncontrolling interest	0.5	0.5
Total equity	1,468.7	1,238.1
Total liabilities and equity	$6,345.1	$5,685.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 27, 2019	June 28, 2018
Operating activities	($ in millions)
Net income	$331.1	$270.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	123.4	113.5
Amortization expense	0.1	0.3
Amortization of deferred financing fees	1.7	11.2
Accretion of customer supply agreement	2.3	2.2
Employee stock compensation expense	15.1	13.6
Loss from derivative instruments	7.8	19.2
Gain from foreign currency transactions	(0.1)	(2.2)
(Gain) loss on impairment and disposition of assets	(0.2)	4.5
Deferred taxes	24.5	(16.9)
Pension and other post-retirement benefits, net	2.2	(16.9)
Grant liability amortization	(11.4)	(10.2)
Equity in net income of affiliate	—	(0.6)
Forward loss provision	(25.3)	(102.5)
Changes in assets and liabilities
Accounts receivable, net	(50.1)	(117.0)
Contract assets	(101.4)	(36.5)
Inventory, net	39.0	58.4
Accounts payable and accrued liabilities	157.2	247.6
Profit sharing/deferred compensation	(30.4)	(80.9)
Advance payments	(2.2)	(49.9)
Income taxes receivable/payable	(9.6)	(42.9)
Contract liabilities	(5.5)	157.5
Deferred revenue and other deferred credits	9.0	—
Other	(5.5)	(24.9)
Net cash provided by operating activities	$471.7	$397.2
Investing activities
Purchase of property, plant and equipment	(77.9)	(109.4)
Other	0.1	0.3
Net cash used in investing activities	($77.8)	($109.1)
Financing activities
Principal payments of debt	(4.9)	(3.3)
Payments on term loan	(2.6)	(256.2)
Proceeds from revolving credit facility	100.0	—
Payments on revolving credit facility	(100.0)	—
Payments on bonds	—	(202.6)
Proceeds from issuance of debt	250.0	—
Proceeds from issuance of bonds	—	1,300.0
Proceeds from issuance of ESPP	1.3	—
Taxes paid related to net share settlement awards	(11.8)	(15.4)
Debt issuance and financing costs	—	(16.9)
Purchase of treasury stock	(75.0)	(805.8)
Dividends paid	(25.4)	(22.8)
Net cash provided by (used in) financing activities	$131.6	($23.0)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1.5)	0.2
Net increase in cash, cash equivalents, and restricted cash	$524.0	$265.3
Cash, cash equivalents, and restricted cash, beginning of the period	794.1	445.5
Cash, cash equivalents, and restricted cash, end of the period	$1,318.1	$710.8

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	June 27, 2019	June 28, 2018
Cash and cash equivalents, beginning of the period	$773.6	$423.3
Restricted cash, short-term, beginning of the period	0.3	2.2
Restricted cash, long-term, beginning of the period	20.2	20.0
Cash, cash equivalents, and restricted cash, beginning of the period	$794.1	$445.5

Cash and cash equivalents, end of the period	$1,301.4	$593.0
Restricted cash, short-term, end of the period	0.3	97.8
Restricted cash, long-term, end of the period	16.4	20.0
Cash, cash equivalents, and restricted cash, end of the period	$1,318.1	$710.8

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, and (iii) adjusted free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as "cash from operations"), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities. Management uses Adjusted Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	2nd Quarter				Six Months
	2019		2018		2019		2018
GAAP Diluted Earnings Per Share	$1.61		$1.31		$3.16		$2.40
Impact of Asco Acquisition and Debt Financing	(0.02)	a	0.32	b	0.11	c	0.32	b
Voluntary Retirement Program	0.12	d	—		0.12	d	—
Adjusted Diluted Earnings Per Share	$1.71		$1.63		$3.39		$2.72

Diluted Shares (in millions)	104.5		111.0		104.8		112.6

a Represents the three months ended Q2 2019 Asco acquisition impact of $(0.02) per share, which includes:

- Loss related to foreign currency forward contract of $0.01 (included in Other income)
- Gain related to foreign currency fluctuation on Euro account of $(0.05) (included in Other income)
- Transaction costs of $0.02 (included in SG&A)

b Represents the three and six months ended Q2 2018 net EPS impact of $0.32 comprised of the following:

(i) Asco acquisition impact of $0.25 per share, which includes:
- Loss related to foreign currency forward contract of $0.15 (included in Other income)
- Transaction costs of $0.09 (included in SG&A)
- Interest expense on new debt related to Asco of $0.01 (included in Interest expense)

(ii) Debt financing costs of $0.07 per share (included in Interest expense)

c Represents the six months ended Q2 2019 Asco acquisition impact of $0.11 per share, which includes:

- Loss related to foreign currency forward contract of $0.12 (included in Other income)
- Gain related to foreign currency fluctuation on Euro account of $(0.05) (included in Other income)
- Transaction costs of $0.04 (included in SG&A)

d Represents the three and six months ended Q2 2019 retirement incentive expenses resulting from the VRP offered during the second quarter of 2019 (included in Other income)

* Non-GAAP financial measure, see Appendix for reconciliation

Free Cash Flow
($ in millions)

	2nd Quarter				Six Months
	2019		2018		2019		2018
Cash from Operations	$230		$231		$472		$397
Capital Expenditures	(37)		(61)		(78)		(109)
Free Cash Flow	$192		$169		$394		$288
Costs related to acquisition of Asco	1	a	2	b	9	c	2	b

Adjusted Free Cash Flow	$193		$171		$403		$290

a Represents the three months ended Q2 2019 Asco acquisition impact of $1 million comprised of:
- Cash paid on foreign currency forward contract of $5 million
- Cash gained from foreign currency fluctuation in Euro account of $(7) million
- Transaction payments of $3 million

b Represents the three and six months ended Q2 2018 Asco acquisition impact of $2 million of transaction payments

c Represents the six months ended Q2 2019 Asco acquisition impact of $9 million comprised of:
- Cash paid on foreign currency forward contract of $11 million
- Cash gained from foreign currency fluctuation in Euro account of $(7) million
- Transaction payments of $5 million

* Non-GAAP financial measure, see Appendix for reconciliation